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                                                                   Exhibit 10.14


                        SETTLEMENT AND RELEASE AGREEMENT

         This Settlement and Release Agreement is dated as of this 3rd day of February, 1998 and is between TransPro, Inc., (the "COMPANY") and John C. Martin, III (the "EMPLOYEE").

         WHEREAS, the EMPLOYEE has had an employment relationship with the COMPANY; and

         WHEREAS, disputes among the parties have arisen in connection with EMPLOYEE's employment; and

         WHEREAS, the parties desire to compromise and settle any and all disputes which have arisen upon the terms hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual promises of the parties and other valuable and sufficient consideration, and intending hereby to compromise and settle any and all such disputes, the parties hereto agree as follows:

         1. EMPLOYEE's employment with the COMPANY will terminate as of November 6, 1998, and he will perform no services for the COMPANY thereafter.

         2. (A) In settlement of any and all possible claims, which arise or might arise pursuant to EMPLOYEE's employment with the COMPANY, the COMPANY will pay EMPLOYEE as follows:

            1. Six (6) months of severance pay at the rate of $14,500.00 per month, paid bi-weekly, notwithstanding any other employment or earnings. Following this initial six (6) month period of severance, EMPLOYEE will be eligible to receive up to an additional twelve (12) months of severance. Severance pay received during this twelve (12) months will be reduced by any salary received by the EMPLOYEE from another employer and any consulting compensation received by the EMPLOYEE from a prospective employer (other than consulting compensation received by an independent consulting business conducted by EMPLOYEE). Any salary or consulting compensation received by the EMPLOYEE shall be reported by the EMPLOYEE to the COMPANY.

            2. On or before February 15, 1999 EMPLOYEE will be paid his accrued and earned but not used vacation.
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            3.    For purposes of the COMPANY's 401k savings plan and pension plans EMPLOYEE will no longer be deemed to be an employee as of November 6, 1998.

            4. EMPLOYEE will receive all rights and benefits he has earned and accrued under the TransPro, Inc. 401k Savings Plan and pension plans.

            5. The use of the automobile furnished to the EMPLOYEE by the COMPANY shall continue until the earlier of (1) May 6, 1999, or (2) the date the EMPLOYEE obtains employment with another employer, and the EMPLOYEE agrees that he will not remove such automobile to any state other than the state in which he was last employed by the COMPANY or the State of New York, and that upon any such removal the COMPANY shall be entitled to immediate possession of such automobile and shall no longer furnish the use of such automobile to the EMPLOYEE.

            6. During the period in which the EMPLOYEE is receiving the severance payments the COMPANY shall arrange to provide the EMPLOYEE with life, disability, accident and group health insurance benefits substantially similar to those which the EMPLOYEE was receiving immediately prior to termination. Benefits received by the EMPLOYEE pursuant to this paragraph shall be reduced to the extent comparable benefits actually are received by the EMPLOYEE from any other source during the severance period, and any such benefits actually received by the EMPLOYEE shall be reported to the COMPANY.

            7. 10,855 replacement Allen Performance Restricted Shares will vest and will be turned over to the EMPLOYEE without restriction based upon the following formula: number of full months worked between December 31, 1996 and November 6, 1998 (date of termination) divided by 60 times the original grant of 29,603 shares. All other stock options and restricted stock grants previously awarded to the EMPLOYEE shall be governed by the terms and conditions of the TransPro, Inc. 1995 Stock Option Plan and the terms and conditions of each Restricted Stock Agreement and Non-Qualified Option granted to the Employee.

         (B) As consideration for the release of claims by EMPLOYEE in paragraph 6, hereof, the COMPANY will pay EMPLOYEE the following, which are over and above what is otherwise required under the Employment Agreement between the EMPLOYEE and the COMPANY:

            1. The use of the automobile furnished to the EMPLOYEE by the COMPANY shall continue an additional six (6) months until the earlier of (1) November 1, 1999, or (2) the date the EMPLOYEE obtains
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                  employment with another employer, and there shall be no
                  geographical restriction regarding the use of the automobile.

            2. The COMPANY will provide twelve (12) months of Outplacement assistance with a professional Outplacement Firm and the COMPANY shall pay the fee for the Outplacement Firm's services on behalf of the EMPLOYEE.

            3. The COMPANY will pay EMPLOYEE 11/12ths of any annual incentive compensation he would have earned under the TransPro Annual Incentive Plan for 1998 performance as determined by the Nominating & Compensation Committee of the Board of Directors of TransPro, Inc. Payment for any award granted will be made no later than April 30, 1999.

         3. Except as described in paragraph 2 of this Settlement and Release Agreement, EMPLOYEE expressly admits, acknowledges and agrees that no other payments shall be made by the COMPANY to him and that he has no entitlement to, or any right to make any claim for, any additional payments by the COMPANY of any kind or nature or under any circumstances whatsoever.

         4. EMPLOYEE acknowledges receiving this Settlement and Release Agreement on February 2, 1999 and that he has twenty-one (21) days from that date, i.e. February 22, 1999, to consider the terms of this Settlement and Release Agreement.

         5. This Settlement and Release Agreement is revocable by EMPLOYEE for seven (7) days after it is signed by him. This Settlement and Release Agreement shall not be effective or enforceable until the period for revocation has expired.

         6. As a material inducement to the COMPANY to enter into this Settlement and Release Agreement, EMPLOYEE hereby releases, for himself and for his heirs, executors, administrators, successors and assigns, the COMPANY and its current and former parents, affiliates, subsidiaries, partners, stockholders, and their current and former officers, directors, employees, agents, representatives, successors and assigns, from any and all liabilities whatsoever, including, but not limited to, any claim for any compensation or benefits under the SEVERANCE AGREEMENT, those specifically arising directly or indirectly out of his employment relationship with the COMPANY, and from any rights, claims in law or equity for wrongful discharge, discriminatory treatment under any local, state or federal law, regulation or order (including without limitation the Age Discrimination in Employment Act of 1967 ("ADEA") the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Connecticut Fair Employment Practices Act), the Employee Income Security Act of 1974, the Americans With Disabilities Act of 1992) personal injury, contract, defamation, mental anguish, injury to health and/or personal reputation and any other claim arising out of his employment with the COMPANY or the termination of his employment, or under any other facts or circumstances whatsoever. The release of claims in this Settlement and Release Agreement shall extend to
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claims of any nature whatsoever, including claims that are known or unknown, suspected or unsuspected. This release shall not effect any pension rights and benefits EMPLOYEE has earned or accrued under the TransPro, Inc. 401k Savings Plan, or any other obligation provided for in this Agreement.

         7. EMPLOYEE agrees and covenants not to initiate a lawsuit or commence any sort of action or proceedings against the COMPANY or its current and former parents, affiliates, subsidiaries, partners, stockholders, or their current and former officers, directors, employees, agents, representatives, successors and assigns at any time in the future based on any right or claim that arose or could have arisen on or before the effective date of this Settlement Agreement and Release.

         8. EMPLOYEE recognizes that during the course of, and for the purpose of his employment, by the COMPANY he was informed of or helped originate proprietary information, some of which was confidential; and that the COMPANY considers at least the following types of information to be confidential and the property of the COMPANY: proposed inventions, engineering designs, new product plans and market studies, manufacturing know-how, prices and pricing strategies, profit margins and financial performance reports and financial performance targets, names and addresses of suppliers, customers and consultants, and customer problems, preferences, needs and complaints. EMPLOYEE also recognizes that there may be other types of confidential information, such as that which is proprietary to others and provided to the COMPANY under a secrecy agreement. The EMPLOYEE agrees to immediately return any such confidential information in his possession to COMPANY; agrees to hold and protect in strict confidence and to not use or disclose for any purpose to any person who is not then an employee of the COMPANY, any of the COMPANY's confidential or proprietary information; and further agrees not to cause or assist any other person to use, publish or disclose any of said information, except, however, such of the foregoing information as shall have become generally available to the public without any action, cause or fault of the EMPLOYEE's.

         9. EMPLOYEE agrees that during the period in which severance payments are being received EMPLOYEE will not: (a) offer, perform, or attempt to perform services for any other person, firm or corporation if any of those services would use or disclose or cause disclosure of any of the confidential or proprietary information described in paragraph 8 above, and thereby would assist or benefit competition against any line of the COMPANY's business; (b) cause, assist or encourage any solicitation of a customer of the COMPANY for a sale in competition with the COMPANY, and (c) cause, assist or encourage any recruitment of any employee of the COMPANY to become employed with another, and (d) directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, engage in or offer, perform or attempt to perform any services or have a financial interest in any firm, corporation, or enterprise which is in competition with any business conducted by the COMPANY or any of its subsidiaries, or to take any other action not consistent with the good faith of this Settlement and Release Agreement. In the event that during the severance, EMPLOYEE engages in any of the conduct proscribed by this paragraph, EMPLOYEE's severance payments will cease, and Employer will take such legal action as authorized by law or equity

         10. This Settlement and Release Agreement shall be governed by and construed under the laws of the State of Connecticut.
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         11. The provisions of this Settlement and Release Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable, This Settlement and Release Agreement shall survive the termination of any arrangements contained herein.

         12. EMPLOYEE acknowledges that he is entering into this Settlement and Release Agreement knowingly and voluntarily, that he fully understands all of its provisions, and that he has been advised of his right to consult with an attorney prior to signing this Settlement and Release Agreement. This Settlement and Release Agreement constitutes the entire understanding of the parties, and cannot be modified except by a writing signed by both parties.

         13. The COMPANY and the EMPLOYEE agrees that, except as permitted by Paragraph 12, or except as permitted or required by applicable Federal, State, or Local law, the COMPANY and the EMPLOYEE will maintain the confidentiality of this Settlement and Release Agreement and make no voluntary statement or take any other action that might reasonably be expected to result in disclosure of, or any publicity concerning, the terms hereof or the consideration paid to him by the COMPANY, except EMPLOYEE may disclose the terms of this Agreement to his spouse, personal attorney and/or accountant for legal and tax purposes.

         14. The COMPANY, when asked for a reference concerning the reasons for the EMPLOYEE's separation from the COMPANY, will advise prospective employers that EMPLOYEE voluntarily resigned his employment with appropriate notice on November 6, 1998. On the COMPANY's behalf, no person other than the President & CEO and/or the Vice President of Human Resources shall respond to any reference inquiry.

         15. This Settlement and Release Agreement shall not in any way be construed as an admission by the COMPANY that it has acted wrongfully with respect to EMPLOYEE in connection with his employment with or termination of employment from the COMPANY.

         16. The COMPANY will provide EMPLOYEE by June 1, 1999 a calculation on the benefit due EMPLOYEE at retirement under the TransPro, Inc. Retirement Plan and the amount earned under the TransPro, Inc. Supplemental Non-Qualified Pension Benefit, both of which shall be reasonably satisfactory to EMPLOYEE.


         IN WITNESS WHEREOF, the undersigned have executed this Settlement and Release Agreement as of the date first above written.


/s/ JOHN C. MARTIN, III                     February 3, 1999
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EMPLOYEE                                    Date


By: /s/ JEFFREY L. JACKSON                  January 27, 1999
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         Name                               Date

    Vice President Human Resources
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    Title